Exhibit 99.1

The First Bancshares, Inc Announces Earnings of $1.9 Million in 2005

   HATTIESBURG, Miss.--(BUSINESS WIRE)--Jan. 26, 2006--The First Bancshares, Inc (OTCBB:FBMS) announced earnings of $1.9 million for the year ended December 31, 2005. Basic earnings per share in 2005 were $1.62, compared to $1.07 in 2004. First Bancshares' performance during 2005 resulted in a return on average shareholders' equity of 10.84% up from 7.67% for the year 2004 and a return on average assets of .75% compared to .66% for the year 2004. At December 31, 2005, The First Bancshares reported total loans of $198.1 million, total assets of $294.6 million, total deposits of $241.9 million and shareholders' equity of $18.5 million.
    Basic earnings per share in the fourth quarter of 2005 were $0.55, compared to $0.28 in the fourth quarter of 2004. Net income for the fourth quarter of 2005 totaled $645,000. First Bancshares' performance for the quarter ended December 31, 2005, resulted in a return on average shareholder's equity of 14.65% and a return on average assets of 1.02%.
    David E. Johnson, Chairman and CEO, stated, "2005 was a banner year for our company. Despite expenses related to hurricane Katrina of $0.11 per share, the Company exceeded budget expectations on earnings per shares by $0.08 or 5% increase over the budgeted $1.54. Average loans increased $34.5 million, or 21%, in 2005 while average deposits grew $83 million or 52%."
    The First Bancshares, Inc - the parent company of The First, A
National Banking Association - has assets of $294 million. Founded in
1996, The First operates 7 offices with locations in Hattiesburg, Laurel, Purvis, Picayune and Pascagoula, Mississippi.
    Investors can access additional information or on-line banking and bill pay services at www.thefirstbank.com.

    CONTACT: The First Bancshares, Inc
             David E. Johnson or Donna T. Rutland, 601-268-8998